UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 20, 2007 (February 14, 2007)

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in charter)

Cayman Islands	1-14634	98-0108989
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15375 Memorial Drive, Houston, Texas	77079-4101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 925-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Effective February 14, 2007, the Company and Transocean Offshore Deepwater Drilling, Inc. entered into a settlement agreement resolving the previously reported dispute arising out of Transocean’s claims that the Company infringed on its patents for multi-activity offshore drilling methods and apparatuses. The settlement requires that the Company make a payment of approximately $15 million to Transocean within ten days. That payment is comprised of $12 million for a license under the Singapore patents for the construction of the Company’s GSF Development Driller I, GSF Development Driller II and GSF Development Driller III semisubmersible drilling rigs, and the balance for royalties payable on the GSF Development Driller I and GSF Development Driller II for infringement during prior periods.

From February 15, 2007, forward, the Company will be obligated to pay 3% of earned dayrate for the GSF Development Driller I, GSF Development Driller II and GSF Development Driller III whenever we operate in a jurisdiction in which Transocean has a valid unexpired patent. Earned dayrate does not include revenue for reimbursement for items purchased at the request of a customer or from the effect of cost escalation provisions. A similar royalty, at a rate of 5%, will be payable on any dual activity rigs that the Company acquires following the settlement date.

As part of the settlement, the Company has agreed to withdraw from the European and Brazilian patent opposition proceedings and is prohibited from becoming a party to any proceeding that seeks to invalidate Transocean’s patents in any jurisdiction. The Company is also prohibited from cooperating with any party that is seeking to invalidate a Transocean patent.

The Company’s press release regarding the Transocean settlement is attached as an exhibit to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

The exhibit to this report is as follows:

Exhibit No.	Description
99.1	Press Release Regarding Transocean Settlement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSANTAFE CORPORATION

Date: February 20, 2007	By	/s/ Alexander A. Krezel
Alexander A. Krezel Vice President, Secretary and Associate General Counsel

Index to Exhibits

Exhibit Number	Description
99.1	Press Release Regarding Transocean Settlement.